EXHIBIT 11 – Computation of Per Share Earnings

(In thousands, except per share data)	2005	2004	2003
NUMERATOR:
Income (loss) before cumulative effect of a change in accounting principle	$61,573	$7,478	$(34,993)
Cumulative effect of a change in accounting principle	—	(162,858)	—

Net income (loss)	61,573	(155,380)	(34,993)

Effect of dilutive securities:

None	—	—	—

Numerator for net income (loss) per common share - diluted	$61,573	$(155,380)	$(34,993)

DENOMINATOR:
Weighted average common shares	319,890	315,000	315,000

Effect of dilutive securities:
Stock options and restricted stock awards	31	—	—

Denominator for net income (loss) per common share - diluted	319,921	315,000	315,000

Net income (loss) per common share:
Income before cumulative effect of a change in accounting principle — Basic	$.19	$.02	$(.11)
Cumulative effect of a change in accounting principle — Basic	—	(.52)	—

Net income (loss) — Basic	$.19	$(.50)	$(.11)

Income before cumulative effect of a change in accounting principle — Diluted	$.19	$.02	$(.11)
Cumulative effect of a change in accounting principle — Diluted	—	(.52)	—

Net income (loss) — Diluted	$.19	$(.50)	$(.11)